EXHIBIT 10.11

Amendment to Stock Option Agreements

This document constitutes an amendment to all outstanding Walgreen Co. stock option agreements (the "Agreements") under the Walgreen Co. Executive Stock Option Plan (the "Stock Option Plan") and the 2013 Omnibus Incentive Plan (the "Omnibus Plan") but only to the extent of the following with respect to each of the Agreements:

·
An Agreement shall only be amended if the Employee holding the underlying stock option has not incurred a Termination of Employment or Termination of Service, as defined in the applicable Agreement and Plan, prior to the September 1, 2014 effective date of this Amendment; and

·	This Amendment shall only apply to an Agreement to the extent that the revised terms and conditions below are more favorable to the Employee than the existing terms and conditions of the Agreement.

Amendment Terms and Conditions:

The provision of each Agreement is amended by modifying the paragraph covering treatment of the stock option upon other Termination of Employment under the Stock Option Plan or other Termination of Service under the Omnibus Plan, as follows:

1.	The Option shall remain exercisable for the 60-day period immediately following such Termination of Employment or Service, but only to the extent that:

a.	such Termination of Employment or Service is involuntary and without Cause; and
b.	such stock option is otherwise vested and exercisable upon such Termination of Employment or Service in accordance with the terms of the Agreement; and

In addition, in no event shall the stock option be exercisable beyond its 10-year expiration date.

2.	For purposes of the above, "Cause" shall be as defined in the Agreement, or if not defined in the Agreement, then Cause shall be as defined in Section 3.07 of the Omnibus Plan.

Each Agreement shall remain unchanged in all other respects.